EXHIBIT 15.01

ERNST & YOUNG LLP         5 Times Square                      Phone 212-773-3000
                          New York, New York 10036

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors
Volt Information Sciences, Inc.

We have reviewed the accompanying unaudited condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of May 4, 2003, and the related unaudited condensed consolidated interim statements of operations for the six and three month periods ended May 4, 2003 and May 5, 2002, and the unaudited condensed consolidated statements of cash flows for the six month periods ended May 4, 2003 and May 5, 2002. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying unaudited condensed consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Volt Information Sciences, Inc. as of November 3, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, not presented herein; and in our report dated December 18, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of November 3, 2002, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

June 12, 2003